Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:
Investors	Media:
Tracy J. Henrikson	GendeLLindheim BioCom Partners
Executive Director, Corporate Communications	Barbara Lindheim
Orchid Cellmark Inc.	(212) 918-4650
(609) 750-2221

ORCHID CELLMARK TO ANNOUNCE FOURTH QUARTER AND FULL-YEAR

2005 FINANCIAL RESULTS ON MARCH 30, 2006

—Company Also Issues Updated 2005 Financial Guidance—

PRINCETON, N.J., March 9, 2006 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading worldwide provider of identity DNA testing services, today announced that it intends to release fourth quarter and full year 2005 financial results on Thursday, March 30, 2006 at approximately 7:00 am EST. Orchid Cellmark does not plan to conduct a conference call at this time, but expects to resume investor conference calls with the release of its first quarter 2006 financial results.

Orchid Cellmark is reporting its fourth quarter and full year financial results later than in prior years as it is experiencing a delay in the completion of the audit of its 2005 consolidated financial statements. This delay is primarily due to its assessment of the recoverability of certain intangible assets and the amount of internal and external audit work needed in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Orchid Cellmark expects this delay will result in a delay in the filing of its Annual Report on Form 10-K for the year ended December 31, 2005. Orchid Cellmark expects to file its Form 10-K for 2005 no later than March 31, 2006.

Separately, Orchid Cellmark announced today that Thomas A. Bologna has been appointed president and chief executive officer, replacing Dr. Paul Kelly who has left the company. Please visit www.orchid.com for more information.

Updated 2005 Financial Guidance

Based on preliminary financial data, Orchid Cellmark now expects total revenues to be between $61 million and $62 million and average gross margin to be approximately 39 percent for the full year of 2005, primarily due to lower than anticipated production capacity in its Dallas, Texas facility. This represents reductions from prior guidance of total revenues of approximately $64 million and an average gross margin of approximately 42 percent for the full year of 2005. Orchid Cellmark expects its total general and administrative, sales and marketing and research and development expenses for the full year of 2005 to be in line with prior guidance of approximately $30 million, and it expects restructuring charges for the full year of 2005 to be within the range of prior guidance of between $2.5 million and $3 million. Due to lower than projected revenues and average gross margin in the fourth quarter of 2005, the company expects an operating loss, excluding restructuring and impairment charges, of approximately $8 million for the full year of

2005, an increase from prior guidance of approximately $4 million. Orchid Cellmark expects capital expenditures for the full year of 2005 to be within the range of prior guidance of between $4 million and $5 million. At December 31, 2005, cash and cash equivalents were $23.2 million, and the short- and long-term portion of restricted cash was $2 million.

Orchid Cellmark believes that the non-GAAP financial measure “operating loss, excluding restructuring and impairment charges” mentioned in the guidance provides investors with useful information regarding its financial condition and results of operations because this measure reflects the ongoing results of its operations. Also, it is used by Orchid Cellmark management for internal review of its performance. The non-GAAP financial measure’s most comparable GAAP financial measure is operating loss. The above non-GAAP financial measure is not intended to supercede or replace Orchid Cellmark’s GAAP results or expectations.

About Orchid Cellmark Inc.

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for agricultural selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: Orchid Cellmark’s expectation that (i) it will announce its fourth quarter and full year 2005 financial results on March 30, 2006, (ii) it will resume investor conference calls with the release of its first quarter 2006 financial results, (iii) it will file its Annual Report on Form 10-K for the year ended December 31, 2005 no later than March 31, 2006, (iv) total revenues will be between $61 million and $62 million and average gross margin will be approximately 39 percent for the full year of 2005, primarily due to lower than anticipated production capacity in its Dallas, Texas facility, (v) total general and administrative, sales and marketing and research and development expenses for the full year of 2005 will be in line with prior guidance of approximately $30 million, and restructuring charges for the full year of 2005 will be within the range of prior guidance of between $2.5 million and $3 million, (vi) due to lower than projected revenues and average gross margin in the fourth quarter of 2005, operating loss, excluding restructuring and impairment charges, will be approximately $8 million for the full year of 2005, an increase from prior guidance of approximately $4 million and (vii) capital expenditures for the full year of 2005 will be within the range of prior guidance of between $4 million and $5 million. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid and Orchid Cellmark’s ability to timely hire qualified analysts, the final results and timing of the audit of Orchid Cellmark’s 2005 consolidated financial statements and the successful integration of Mr. Bologna into the Orchid Cellmark team. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.